Exhibit 5.1



                                        July 28, 1997


Compositech Ltd.
120 Ricefield Lane
Happauge, NY 11788

          Re: Shelf Registration of Common Stock of Compositech

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Compositech Ltd., a Delaware corporation ("Compositech" or the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shelf registration of the following shares of Compositech (the "Shares"): (a) 810,476 shares of Common Stock underlying Common Stock Purchase Warrants, as amended, issued in connection with the Company's private placement ("Private Placement") which had a final closing on February 15, 1996 (the "Placement Warrants"); (b) 1,555,556 shares of Common Stock issuable upon conversion of the Company's 5% 1997 Convertible Debentures (the "Debentures");
(c) 76,993 shares of Common Stock underlying Common Stock Purchase Warrants issued to Trautman Kramer & Company, Inc. as partial compensation in connection with the Company's Private Placement (the "1996 TK & Co. Warrants") and (d) 98,000 shares of Common Stock underlying Common Stock Purchase Warrants issued to Trautman Kramer & Company, Inc. as partial compensation in connection with the Company's private placement of the Debentures (the "1997 TK & Co. Warrants"). You have requested that we furnish our opinion as to the matters set forth below.

     In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have considered necessary or advisable for the purpose of this opinion. We have relied as to factual matters on certificates or other documents furnished by the Company or its officers and directors and by governmental authorities and upon such other documents and data as we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have not independently verified such information and assumptions. We express no opinion as to the


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                                                                     Exhibit 5.1


law of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

     Subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, upon delivery and payment therefor in accordance with the terms of the Placement Warrants, Debentures, 1996 TK & Co. Warrants and 1997 TK & Co. Warrants, respectively, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm which appears in the Prospectus constituting a part thereof under the caption "Legal Opinions." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,


                                        /s/ Donovan Leisure Newton & Irvine


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